Exhibit 99.1

GTSI Announces Joe Ragan as Chief Financial Officer

CHANTILLY, VA  — August 16, 2006 — GTSI Corp. (NASDAQ: GTSI), a leading government technology solutions provider, today announced that Joe Ragan will assume the position of Senior Vice President — Finance and  Chief Financial Officer of the Company as of August 16, 2006.  Prior to this new position, Mr. Ragan was the Vice President of Finance and Corporate Controller at GTSI Corp.

“We are delighted to have someone as capable as Joe Ragan in this critically important role,” said Jim Leto, President and Chief Executive Officer of GTSI.  “We are excited about the many positive trends we are seeing in the business, and I know that Joe will help ensure that the Company continues to move forward in terms of increased profitability, strengthened financial controls and improved financial health.”

Mr. Ragan will succeed Tom Mutryn who has decided to leave the company after three and one-half years of service.  On behalf of the Board of Directors and the Company, I want to thank Tom for his years of service to GTSI,” continued Mr. Leto.  “Coming into 2006, I asked Tom to focus on three goals — securing new bank financing, improving our liquidity, and strengthening our accounting team.  Tom has achieved each of those critical goals, and he now feels the time is right for him to explore new opportunities.  We wish him well, and we are grateful for his contribution, dedication, and hard work.”

About GTSI Corp.

GTSI Corp. is the leading information technology product and solutions provider, combining best of breed products and services to produce solutions that meet government’s evolving needs. For more than two decades, GTSI has focused exclusively on Federal, State, and Local government customers worldwide, offering a broad range of products and services, an extensive contract portfolio, flexible financing options, global integration and worldwide distribution. GTSI’s unique Technology Practices consisting of certified experts, deliver exceptional solutions to support government’s critical transformation efforts.  Additionally, GTSI focuses on systems integrators on behalf of government programs. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

GTSI Contact
Paul Liberty
(703) 502-2540
Paul.Liberty@gtsi.com

### ###